Exhibit 99.1

Contact: Leah Stearns

Senior Vice President, Treasurer and Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION DECLARES PREFERRED STOCK DIVIDENDS

BOSTON, MASSACHUSETTS – April 14, 2015 – American Tower Corporation (NYSE: AMT) announced that its board of directors has declared a cash distribution of $1.3125 per share on shares of its 5.25% Mandatory Convertible Preferred Stock, Series A. Additionally, the board of directors has declared a cash distribution of $11.1528 per share of its 5.50% Mandatory Convertible Preferred Stock, Series B, equivalent to $1.11528 per depositary share, each representing a 1/10th interest in a share of such stock. Each cash distribution is payable on May 15, 2015 to stockholders of record at the close of business on May 1, 2015.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 87,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2014 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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